QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

Pacific Energy Partners, L.P.
Pacific Energy Finance Corporation

FORM OF LETTER TO REGISTERED HOLDERS AND
DEPOSITORY TRUST COMPANY PARTICIPANTS
for
Tender of All Outstanding
6 1/4% Senior Notes Due 2015
in Exchange for
6 1/4% Senior Notes Due 2015
That Have Been Registered Under the
Securities Act of 1933

        The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2006, unless extended (the "Expiration Date").

        Notes tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date unless previously accepted for exchange.

To Registered Holders and Depository Trust Company Participants:

        We are enclosing herewith the material listed below relating to the offer by Pacific Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and Pacific Energy Finance Corporation, a Delaware corporation ("Finance Corp." and together with the Partnership, "Pacific"), to exchange its 6 1/4% Senior Notes due 2015 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 6 1/4% Senior Notes due 2015 (the "Outstanding Notes") upon the terms and subject to the conditions set forth in Pacific's Prospectus, dated                        , 2005, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

        Enclosed herewith are copies of the following documents:

          1.     Prospectus, dated                        , 2005;

          2.     Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

          3.     Notice of Guaranteed Delivery;

          4.     Letter that may be sent to your clients for whose accounts you hold Outstanding Notes in your name or in the name of your nominee; and

          5.     Letter that may be sent from your clients to you with such client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

        The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

        Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to Pacific that (i) the New Notes acquired in exchange for Outstanding Notes pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, (ii) the holder is not engaging in and does not intend to engage in a distribution of the New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of New Notes, and (iv) neither the holder nor any such other person is an "affiliate" (within the meaning of Rule 405 under the Securities Act) of Pacific. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

        The enclosed Letter to Clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

        Pacific will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer.

        Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,
PACIFIC ENERGY PARTNERS, L.P. PACIFIC ENERGY FINANCE CORPORATION

QuickLinks

  Exhibit 99.3